Exhibit 99.1

FOR IMMEDIATE RELEASE

Oculus Innovative Sciences Announces Two Key Agreements with Company’s Subsidiary, Ruthigen, Inc.

License and Supply Agreement and Shared Services Agreement are Entered Into

PETALUMA, Calif. — (June 6, 2013) — Oculus Innovative Sciences (NASDAQ: OCLS) announced today that the company has entered into two key agreements, which establish the license and supply as well as shared services with its wholly owned subsidiary, Ruthigen, Inc., which is focused on the discovery, development, and commercialization of pharmaceutical-grade hypochlorous acid-based therapeutics. The company expects to negotiate and enter into a third agreement (Separation Agreement) governing other terms of their business relationship. The effective date for all three agreements would be the closing date of Ruthigen’s proposed initial public offering, if any should occur.

Pursuant to the license and supply agreement, Oculus agreed to exclusively license certain of its proprietary technology to Ruthigen to enable Ruthigen’s research and development and commercialization of the newly discovered RUT58-60, and any improvements to it, in the United States, Canada, European Union and Japan, referred to as the Territory, for certain invasive procedures in human treatment as defined in the license and supply agreement.

In addition, the license and supply agreement provides Ruthigen with the exclusive option, exercisable within the first five years following the effective date of the agreement, to expand the license to certain other therapeutic indications upon payment of a license expansion fee of $10 million within the first two years following the effective date of the agreement or, after the two–year period, the same fee plus certain out-of-pocket costs Oculus may incur in developing products for any of the indications. Additionally, Oculus will be prohibited from using the licensed proprietary technology to sell products that compete with Ruthigen’s products within the Territory, and Ruthigen cannot sell any device or product that competes with Oculus products being sold or developed as of the effective date of the license and supply agreement.

Ruthigen will be required to make a total of $8,000,000 in payments to Oculus based upon the completion of certain development and other future milestones, and at the time of drug approval, if any should occur, supplemented with royalty payments, which will vary between three percent and 20 percent, increasing upon achievement of various net annual sales thresholds and dependent upon the country of sale.

Oculus and Ruthigen also entered into a shared services agreement that would take effect upon the completion of Ruthigen’s proposed initial public offering, if any should occur, pursuant to which Oculus will provide Ruthigen with general services, including general accounting, human resources, laboratory personnel and shared R&D resources, while Ruthigen plans to establish an independent facility and systems. As a wholly owned subsidiary, Ruthigen will be financed by Oculus until the completion of the proposed initial public offering, if any should occur, and after such event, Ruthigen would become responsible for its own expenses.

About Oculus Innovative Sciences, Inc.

Oculus Innovative Science is a global healthcare company that designs, manufactures and markets prescription and non-prescription products in over 20 countries. The company's products are used to treat patients in surgical/advanced wound management, dermatology, women’s health and animal health; addressing the unmet medical needs of these markets, while raising the standard of patient care and lowering overall healthcare costs.  The company's headquarters are in Petaluma, California, with manufacturing operations in the United States and Latin America. More information can be found at www.oculusis.com

About Ruthigen

Ruthigen, Inc. is a wholly owned subsidiary of Oculus Innovative Sciences, Inc. Ruthigen is a biopharmaceutical company focused on the discovery, development, and commercialization of pharmaceutical-grade hypochlorous acid-based therapeutics designed to prevent and treat infection in invasive applications. Its lead drug candidate, RUT58-60, is a broad-spectrum anti-infective being developed for the prevention and treatment of infection in surgical and trauma procedures.

Forward-Looking Statements

Except for historical information herein, matters set forth in this press release are forward-looking within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, including statements about the Company's commercial and technology progress and future financial performance. These forward-looking statements are identified by the use of words such as "growth," "expansion" and "build," among others. Forward-looking statements in this press release are subject to certain risks and uncertainties inherent in the Company's business that could cause actual results to vary, including such risks that regulatory clinical and guideline developments may change, scientific data may not be sufficient to meet regulatory standards or receipt of required regulatory clearances or approvals, clinical results may not be replicated in actual patient settings, protection offered by the Company's patents and patent applications may be challenged, invalidated or circumvented by its competitors, the available market for the Company's products will not be as large as expected, the Company's products will not be able to penetrate one or more targeted markets, revenues will not be sufficient to fund further development and clinical studies, the Company may not meet its future capital needs, and its ability to obtain additional funding, the ability to complete the proposed initial public offering of Ruthigen, clearance by the relevant regulators of the regulatory filings relating to the proposed initial public offering of Ruthigen, as well as uncertainties relative to varying product formulations and a multitude of diverse regulatory and marketing requirements in different countries and municipalities, and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission including the annual report on Form 10-K for the year ended March 31, 2012. Oculus Innovative Sciences disclaims any obligation to update these forward-looking statements except as required by law.

Media and Investor Contact:

Oculus Innovative Sciences, Inc.

Dan McFadden

VP of Public and Investor Relations

(425) 753-2105

dmcfadden@oculusis.com

Ruthigen Inc.

Sameer Harish

Chief Financial Officer

sharish@ruthigen.com